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                                                                Exhibit 99.2



           WORLD KITCHEN RECEIVES EXTENSION OF BORDEN CREDIT FACILITY

         ELMIRA, N.Y., January 19, 2001--World Kitchen, Inc. today announced that its affiliate, Borden, Inc., has agreed to extend to February 28, 2001, the maturity of Borden's $40 million line of credit to World Kitchen. As of January 18, 2001, World Kitchen had $38.5 million of availability under the Borden line of credit.

         Concurrent with this credit extension, World Kitchen is continuing its discussions with its lead bank under its senior credit facility relating to an amendment to that facility. Although World Kitchen has not finalized its results of operations for fiscal year 2000 there is a likelihood, as noted in its November 2000 10-Q filing, that World Kitchen will not be in compliance with the credit facility's leverage covenant and interest coverage covenant at the end of the fourth fiscal quarter of 2000.

         "I'm pleased with Borden's clear expression of support," said Steven G. Lamb, who became President & CEO of World Kitchen yesterday. "This action will enable us to continue to focus on servicing our customers and maintaining our level of investment in building our business as we work to re-negotiate the terms of our bank agreement."

         World Kitchen's principal products are glass, glass ceramic and metal cookware, bakeware, tabletop products and cutlery sold under well-known brands including CORNINGWARE, PYREX, CORELLE, VISIONS, REVERE, EKCO, BAKER'S SECRET, CHICAGO CUTLERY, REGENT SHEFFIELD, OXO and GRILLA GEAR. World Kitchen has been an affiliate of Borden, Inc. and a member of the Borden Family of Companies since April 1998.


WKI -2-
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         World Kitchen currently employs approximately 5,200 people and has major manufacturing and distribution operations in the United States, United Kingdom, South America and Asia-Pacific regions. Additional information can be found at: www.worldkitchen.com.

         Certain matters discussed in this press release are forward-looking statements based on World Kitchen's current expectations and estimates as to prospective events about which World Kitchen can give no firm assurance. These forward-looking statements are based on management's expectations as of the date hereof, and World Kitchen does not undertake any responsibility to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of the factors set forth in filings with the Securities and Exchange Commission. See the cautionary statement relating to forward-looking statements filed with the SEC in WKI Holding Company's Quarterly Report on Form 10-Q for the period ended October 1, 2000.


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